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U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Sinocom Pharmaceutical, Inc. -- SEC File No. 000-53213

Ladies and Gentlemen:

We have read the statements of Sinocom Pharmaceutical, Inc. in Item 4.01 on Form 8-K dated August 6, 2010, and are in agreement with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP